EXHIBIT 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and “Summary Financial Data” in the Registration Statement (Form S-4, No. 333-107351) of IVAX Corporation and related Prospectus/Proxy Statement of IVAX Corporation and Advanced Tobacco Products, Inc. and to the incorporation by reference therein of our report dated November 25, 2002, with respect to the financial statements of Advanced Tobacco Products, Inc. included in its Annual Report (Form  10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
August 14, 2003